Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jim Byers (investors)
FOR IMMEDIATE RELEASE	(415) 439-4504

Metro One Expected to Cease Provision of ALLTEL Service
Approximately Six Weeks Early

PORTLAND, Oregon – June 8, 2005 – Metro One Telecommunications, Inc. (Nasdaq: INFO), the leading provider of Enhanced Directory Assistance® and other enhanced telecom services, today announced that it expects to cease Enhanced Directory Assistance service for ALLTEL Communications during the third quarter of 2005, approximately six weeks prior to the expiration of its contract with that wireless carrier.

Metro One serves ALLTEL under an agreement that expires in mid-October 2005 and has been notified that ALLTEL intends to cease having enhanced directory assistance service provided by Metro One by the end of August 2005.

About Metro Telecommunications

Metro One Telecommunications, Inc. is the leading developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Infone is Metro One’s premium personal assistant telephone service, which consumers can join by visiting www.infone.com or by calling 888-411-1111.  Infone® is a registered trademark of Metro One Telecommunications, Inc.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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